Exhibit 21.1

Subsidiaries of the Company

Riverbed Technology Ltd. (UK)

Riverbed Technology S.A.R.L. (France)

Riverbed Technology Pte. Ltd. (Singapore)

Riverbed Technology GmbH (Germany)

Riverbed Technology Australia Ltd. (Australia)

Riverbed Technology Korea, Inc. (Korea)

Riverbed Technology Ltd. (Hong Kong)

Riverbed Technology KK (Japan)

Riverbed Technology BV (Netherlands)

Riverbed Technology India Ltd. (India)

Riverbed Technology International, Inc. (Delaware)

Riverbed Technology AG (Switzerland)

Riverbed Technology SRL (Spain)

Riverbed Technology Canada Ltd. (Canada)

Riverbed Technology South Africa (Proprietary) Limited (South Africa)

Riverbed Technology, S.r.l. (Italy)